Exhibit 99.1

Kraton Performance Polymers, Inc. Announces Fourth Quarter and Full Year 2014 Results
HOUSTON, Feb. 24, 2015 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter and year ended December 31, 2014.
2014 FOURTH QUARTER OVERVIEW
In 2014, we realigned our business organization from our former end use alignment to an organizational structure and market face now centered around three distinct product groups: Cariflex, Specialty Polymers (Hydrogenated SBCs or “HSBC”) and Performance Products (Un-hydrogenated SBCs or “USBC”). Accordingly, our financial presentation for the fourth quarter and full-year 2014 reflects this new alignment.

•	Sales volume was 72.2 kilotons in the fourth quarter 2014, down 2.2 kilotons, or 2.9%, compared to the fourth quarter 2013.

◦
The decline in sales volume was attributable to a 9.8% decrease in sales volume within Performance Products, significantly offset by an 18.4% increase in sales volume for Specialty Polymers and a 13.8% increase in sales volume for Cariflex, compared to the fourth quarter 2013.

•
Adjusted EBITDA(1) (non-GAAP) was $31.7 million in the fourth quarter 2014, down $3.3 million compared to $35.0 million in the fourth quarter 2013, with full year 2014 Adjusted EBITDA(1) (non-GAAP) of $147.2 million an increase of $6.3 million compared to $140.9 million in 2013.

•	Fourth quarter 2014 net loss attributable to Kraton was $17.4 million, or $0.54 per diluted share, compared to net income of $4.9 million, or $0.15 per diluted share, in the fourth quarter 2013.

•
Fourth quarter 2014 adjusted net income attributable to Kraton(1) (non-GAAP) was $5.1 million, or $0.16 per diluted share, compared to $9.7 million, or $0.30 per diluted share, in the fourth quarter 2013.

•	Net cash provided by operating activities was $48.6 million in the fourth quarter 2014, compared to $47.4 million in the fourth quarter 2013.

	Three months ended December 31,		Years ended December 31,
(US $ in thousands, except per share amounts)	2014	2013	2014	2013
Sales volume (in kilotons)	72.2	74.3	305.6	313.5
Revenue	$276,039	$290,362	$1,230,433	$1,292,121
EBITDA (1)	$6,471	$18,516	$97,164	$88,790
Adjusted EBITDA(1)	$31,703	$35,001	$147,194	$140,906
Net income (loss) attributable to Kraton (GAAP)	$(17,430)	$4,899	$2,419	$(618)
Adjusted net income attributable to Kraton(1)	$5,136	$9,739	$38,380	$39,230
Earnings (loss) per diluted share (GAAP)	$(0.54)	$0.15	$0.07	$(0.02)
Adjusted earnings per diluted share(1)	$0.16	$0.30	$1.16	$1.20
Net cash provided by operating activities	$48,635	$47,369	$29,858	$105,456
_______________________________________

(1)
Adjusted EBITDA, Adjusted Net Income Attributable to Kraton and Adjusted Earnings per Diluted Share excludes the spread between FIFO and Estimated Current Replacement Cost ("ECRC").  See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

“Our results for the fourth quarter 2014 reflect volume growth in Cariflex and Specialty Polymers, substantially offsetting lower sales volume in Performance Products. Growth in Cariflex reflects a continuation of the trend in which Kraton’s isoprene rubber and latex is replacing natural rubber in performance sensitive medical, surgical glove, and condom applications. Specialty Polymers’ growth was primarily due to higher sales into lubricant additives and industrial applications, while the lower sales volume in Performance Products in the quarter was primarily centered around paving, roofing and pressure sensitive adhesive markets. Given the growth in our Cariflex and Specialty Polymers product groups, in 2014, 57% of our overall revenue was derived from innovation and differentiated product grades, up from 54% in 2013. This 300 basis point increase demonstrates our ongoing commitment to an innovation-led portfolio shift,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Regarding current business, while we expect a $30.0 million to $35.0 million FIFO vs. ECRC inventory expense in the first quarter 2015, we see the current energy and primary feedstock market environment as beneficial to both Kraton and our customers. As mentioned on previous occasions, unit margins should benefit from the decline in raw material costs, despite the lower overall selling prices that reflect the substantially lower input costs. Moreover, we see evidence that customers are again evaluating the merits of our innovative product offerings on the basis of true performance, and relative value, vs. lesser performing olefin-based alternatives.”
“Over the past few months we have made significant progress in refining our go-forward strategy, which is comprised of three elements: revitalization of organic growth, a cost reset to improve our competitive position, and the pursuit of strategic acquisitions that will complement our existing portfolio. With respect to revitalizing organic growth, we view our organizational realignment as an essential step in ensuring that our technical and innovation resources have direct line-of-site to the most compelling market development opportunities, particularly now that we have significantly expanded our polymer development capabilities with the successful first-year of operation of our semi-works facility in Belpre, Ohio, and given we are approximately one year away from starting-up the new, state-of-the-art, 30 kiloton HSBC plant (50/50 JV with Formosa) in Taiwan,” added Fogarty. “Regarding ongoing strategic initiatives to reset our competitive cost position, in 2015 we expect to realize a first level of savings which represents an $18 million reduction in our cost basis, compared to 2014, approximately 50% of which results from fixed cost reductions. We expect the balance of the savings in 2015 to come from reductions in other variable costs not related to raw materials, including the positive impact of our investment in new natural gas boilers in Belpre, Ohio. We plan to share further details of our go-forward strategy during an investor day to be scheduled mid-year 2015.”
4Q 2014 VERSUS 4Q 2013 RESULTS
Revenue was $276.0 million for the three months ended December 31, 2014 compared to $290.4 million for the three months ended December 31, 2013, a decrease of $14.3 million or 4.9%. Excluding the $14.4 million negative effect from currency movements, revenue was flat. Sales volumes declined 2.2 kilotons, or 2.9%, from 74.3 kilotons in the fourth quarter 2013 to 72.2 kilotons in the fourth quarter 2014. The decrease in total sales volume did not have a material impact on the period-over-period change in revenue, as the revenue impact from lower sales volume of Performance Products was offset by the revenue contribution from increased sales volume in higher revenue per ton Specialty Polymers and Cariflex™ products.
With respect to revenue in each of our product groups:

•
Cariflex™ revenue was $34.0 million for the three months ended December 31, 2014 compared to $31.5 million for the three months ended December 31, 2013. The $2.5 million or 8.0% revenue increase (an increase of $5.6 million or 17.8% excluding a $3.1 million negative effect from currency fluctuations) was the result of a 13.8% increase in sales volume, primarily due to higher sales in surgical glove and other medical applications.

•
Specialty Polymers revenue was $94.9 million for the three months ended December 31, 2014 compared to $85.7 million for the three months ended December 31, 2013. The $9.2 million or 10.7% revenue increase (an increase of $12.1 million or 14.2% excluding a $3.0 million negative effect from currency fluctuations) was the result of an 18.4% increase in sales volume, partially offset by lower average selling prices, reflective of lower average butadiene costs. The increase in sales volume was primarily due to higher sales into lubricant additives and industrial applications.

•
Performance Products revenue was $147.0 million for the three months ended December 31, 2014 compared to $173.0 million for the three months ended December 31, 2013. The $26.0 million or 15.0% revenue decline (a decline of $17.6 million or 10.2% excluding an $8.4 million negative effect from currency fluctuations) was due to a 9.8% reduction in sales volumes and, to a lesser extent, lower average selling prices driven by lower butadiene and isoprene costs. The decline in sales volume was primarily due to lower sales volume in European roofing applications and paving applications in the Americas and Asia Pacific and lower volumes into packaging and industrial adhesives.

Gross profit was $44.1 million for the three months ended December 31, 2014 compared to $58.6 million for the three months ended December 31, 2013. Adjusted gross profit amounted to $58.9 million, or $816 per ton, for the three months ended December 31, 2014 compared to $66.0 million, or $888 per ton, for the three months ended December 31, 2013. Despite an improved sales mix in the fourth quarter of 2014 compared to the fourth quarter of 2013, adjusted gross profit and adjusted gross profit per ton were negatively impacted by increased turnaround costs of $3.2 million and currency translation of $2.7 million, or an aggregate impact of approximately $81 per ton.
Selling, general and administrative expenses and research and development costs ("SAR") were $33.0 million in the fourth quarter 2014 compared to $40.3 million in the fourth quarter 2013. Excluding the $3.7 million and the $7.5 million of adjustments included in the "reconciliation of net income attributable to Kraton to non-gaap financial measures" below, SAR would have been $29.2 million and $32.7 million for the three months ended December 31, 2014 and 2013, respectively. The $3.5 million decline in adjusted SAR reflects a $1.0 million decrease in employee related costs, a $0.8 million decrease due to foreign currency translation, a $0.5 million decrease in marketing costs and decreases in maintenance and other operating costs.
Adjusted EBITDA in the fourth quarter 2014 was $31.7 million, or 11.5% of revenue, compared to $35.0 million, or 12.1% of revenue in the fourth quarter 2013, a decrease of $3.3 million, or 9.4%.
Fourth quarter 2014 net loss (GAAP) attributable to Kraton was $17.4 million, or $0.54 per diluted share, compared to the fourth quarter 2013 net income of $4.9 million, or $0.15 per diluted share. Adjusted net income attributable to Kraton was $5.1 million, or $0.16 per diluted share, in the fourth quarter 2014 compared to adjusted net income attributable to Kraton of $9.7 million, or $0.30 per diluted share, in the fourth quarter 2013.
FY 2014 RESULTS VERSUS FY 2013 RESULTS
Revenue was $1,230.4 million for the year ended December 31, 2014 compared to $1,292.1 million for the year ended December 31, 2013, a decline of $61.7 million or 4.8% (a decline of $50.3 million or 3.9% excluding an $11.4 million negative effect from currency fluctuations) with $51.3 million of the decline attributable to lower average selling prices associated with lower average raw material costs. Sales volumes declined 7.9 kilotons or 2.5% from 313.5 kilotons for the year ended December 31, 2013 to 305.6 kilotons for the year ended December 31, 2014. The decrease in total sales volume did not have a material impact on the period-over-period change in revenue, as the revenue impact from lower sales volume in our Performance Products business was more than offset by the revenue contribution from increased sales volume in the higher revenue per ton CariflexTM and Specialty Polymers businesses.
With respect to revenue for each of our product groups:

•
Cariflex™ revenue was $138.6 million for the year ended December 31, 2014 compared to $116.0 million for the year ended December 31, 2013. The $22.6 million or 19.5% revenue increase (an increase of $25.4 million or 21.9% excluding a $2.8 million negative effect from currency fluctuations) was due to a 24.1% increase in sales volumes led by sales into surgical glove applications, and to a lesser extent, increased sales into condom and medical stopper markets. The revenue contribution from higher sales volume was partially offset by lower average selling prices due to lower isoprene costs.

•
Specialty Polymers revenue was $412.4 million for the year ended December 31, 2014 compared to $412.0 million for the year ended December 31, 2013. The $0.4 million or 0.1% revenue increase (an increase of $1.5 million or 0.4% excluding a $1.1 million negative effect from currency fluctuations) was due to a 4.6% increase in sales volume, which was offset by lower average selling prices reflective of lower raw material costs. The increase in sales volume was primarily due to growth in lubricant additives, cable gels, and polymer modification applications partially offset by lower volume into personal care applications.

•
Performance Products revenue was $678.9 million for the year ended December 31, 2014 compared to $762.9 million for the year ended December 31, 2013. The $84.0 million or 11.0% revenue decline (a decline of $76.5 million or 10.0% excluding a $7.5 million negative effect from currency fluctuations) was due to a 6.2% reduction in sales volumes and, to a lesser extent, lower average selling prices driven by lower butadiene and isoprene costs. The decline in sales volume was primarily due to lower paving and roofing volumes in Europe, lower paving volumes in Asia Pacific and lower volumes into packaging & industrial adhesives applications.

Gross profit was $237.1 million for the year ended December 31, 2014 compared to $225.8 million for the year ended December 31, 2013. Adjusted gross profit amounted to $257.3 million for the year ended December 31, 2014 compared to $260.3 million for the year ended December 31, 2013. The decline in gross profit includes an increase in turnaround costs of $3.1 million and the effect of currency translation of approximately $3.1 million. Despite the $20 per ton negative impact of these two items, adjusted gross profit per ton improved from $830 per ton in 2013 to $842 per ton in 2014, indicative of the volume growth in higher margin per ton Cariflex and Specialty Polymers.
Selling, general and administrative expenses and research and development costs ("SAR") aggregated $135.6 million for the year ended December 31, 2014, a decrease of $2.0 million compared to $137.6 million for the year ended December 31, 2013. Excluding the $14.6 million and the $9.8 million of adjustments included in the "reconciliation of net income attributable to Kraton to non-gaap financial measures" below, SAR would have been $121.0 million and $127.8 million for the years ended December 31, 2014 and 2013, respectively. The $6.8 million decline in adjusted SAR reflects a $1.2 million decrease in employee related costs, a $1.0 million decrease in professional fees, a $0.8 million decrease in information technology costs, a $0.7 million decrease due to foreign currency translation and decreases in maintenance and other operating costs.
Adjusted EBITDA was $147.2 million or 12.0% of revenue in 2014, compared to $140.9 million, or 10.9% of revenue in 2013, an increase of $6.3 million or 4.5%.
Net income attributable to Kraton was $2.4 million or $0.07 per diluted share for the year ended December 31, 2014, an increase in net income of $3.0 million compared to a net loss of $0.6 million or 0.02 per diluted share for the year ended December 31, 2013. Adjusted net income attributable to Kraton was $38.4 million or $1.16 per diluted share in 2014 compared to $39.2 million or $1.20 per diluted share in 2013.
CASH FLOW
In the fourth quarter 2014 and 2013, cash provided by operating activities totaled $48.6 million and $47.4 million, respectively. For the full year 2014, cash from operating activities was $29.9 million, compared to $105.5 million in 2013. The decline reflects an increase in inventory in advance of 2015 turnaround activities and other changes in working capital, mainly the timing of cash receipts and disbursements.
OUTLOOK
Based upon recent raw material price trends, the Company expects that first quarter 2015 results will reflect a negative spread between FIFO and ECRC of $30.0 million to $35.0 million.
SALES AND MARKETING REALIGNMENT
Kraton has historically aligned its commercial activities around four end use markets: Advanced Materials; Adhesive, Sealants and Coatings; Paving and Roofing; and Cariflex. In 2014, the company realigned its sales and marketing organization moving to an organization structured around three product groups: Performance Products, which is comprised of our unhydrogenated styrenic block copolymers (“USBC’s”); Specialty Polymers, which is comprised of our hydrogenated styrenic block copolymers (“HSBC’s”); and Cariflex, which continues to be comprised of our isoprene rubber (“IR”) and isoprene rubber latex (“IRL”). The company believes the alignment along product groups will foster increased collaboration between its sales & marketing and research & technical service organizations and allow the company to better meet diverse customer needs as it continues its strategy of driving innovation while increasing its core businesses.
SHARE REPURCHASE PROGRAM
On October 27, 2014, the Kraton board of directors approved a share repurchase program through which the company was authorized to repurchase outstanding shares of our common stock having an aggregate purchase price of up to $50.0 million, with such program financed through a combination of cash and debt. The authorization provided for the repurchase of shares of common stock over a two year period, through open market purchases at prevailing market prices, through privately negotiated transactions, or through a trading program under Rule 10b5-1, subject to market and business conditions, applicable legal requirements and other considerations. From the inception of the plan, the company has repurchased approximately 1.3 million shares of our common stock at an average price of $18.91 per share for a total cost of $25.0 million (excluding trading commissions), of which, approximately 1.0 million shares for a total cost of $18.6 million (excluding trading commissions) were purchased through December 31, 2014. The company is not obligated to acquire any specific number of shares of its common stock.
USE OF NON-GAAP FINANCIAL MEASURES
This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2014.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Wednesday, February 25, 2015 at 9:00 a.m. (Eastern Time) to discuss fourth quarter 2014 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on February 25, 2015 through 1:59 a.m. (Eastern Time) on March 13, 2015. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-566-0401 and International callers dial 203-369-3040.
ABOUT KRATON
Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. Kraton offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the Company, please visit www.kraton.com.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS
This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including the matters described under the caption "Outlook."
All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: our expectations regarding the start-up of our semi-works facility in Belpre, Ohio and its role in future innovation programs; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.
For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)
	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
Revenue	$276,039	$290,362	$1,230,433	$1,292,121
Cost of goods sold	231,949	231,752	993,366	1,066,289
Gross profit	44,090	58,610	237,067	225,832
Operating expenses:
Research and development	7,634	8,242	31,370	32,014
Selling, general and administrative	25,337	32,010	104,209	105,558
Depreciation and amortization	16,612	16,529	66,242	63,182
Impairment of long-lived assets	4,731	—	4,731	—
Total operating expenses	54,314	56,781	206,552	200,754
Earnings of unconsolidated joint venture	83	158	407	530
Interest expense, net	5,927	5,522	24,594	30,470
Income (loss) before income taxes	(16,068)	(3,535)	6,328	(4,862)
Income tax expense (benefit)	1,713	(8,259)	5,118	(3,887)
Consolidated net income (loss)	(17,781)	4,724	1,210	(975)
Net loss attributable to noncontrolling interest	(351)	(175)	(1,209)	(357)
Net income (loss) attributable to Kraton	$(17,430)	$4,899	$2,419	$(618)
Earnings (loss) per common share:
Basic	$(0.54)	$0.15	$0.07	$(0.02)
Diluted	$(0.54)	$0.15	$0.07	$(0.02)
Weighted average common shares outstanding:
Basic	31,907	32,111	32,163	32,096
Diluted	31,907	32,439	32,483	32,096

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)
	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$53,818	$175,872
Receivables, net of allowances of $245 and $315	107,432	129,356
Inventories of products	326,992	328,772
Inventories of materials and supplies	10,968	10,947
Deferred income taxes	7,247	7,596
Other current assets	24,521	20,665
Total current assets	530,978	673,208
Property, plant and equipment, less accumulated depreciation of $387,463 and $353,428	451,765	414,257
Intangible assets, less accumulated amortization of $88,939 and $78,784	49,610	57,488
Investment in unconsolidated joint venture	12,648	14,074
Debt issuance costs	7,153	9,213
Deferred income taxes	2,176	1,326
Other long-term assets	28,122	25,231
Total assets	$1,082,452	$1,194,797
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$87	$—
Accounts payable-trade	72,786	115,736
Other payables and accruals	50,888	54,539
Deferred income taxes	1,633	182
Due to related party	18,121	24,603
Total current liabilities	143,515	195,060
Long-term debt, net of current portion	351,785	350,989
Deferred income taxes	15,262	18,359
Other long-term liabilities	103,739	75,991
Total liabilities	614,301	640,399
Commitments and contingencies (note 11)
Equity:
Kraton stockholders’ equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 31,831 shares issued and outstanding at December 31, 2014; 32,547 shares issued and outstanding at December 31, 2013	318	325
Additional paid in capital	361,342	363,590
Retained earnings	168,041	170,827
Accumulated other comprehensive loss	(99,218)	(21,252)
Total Kraton stockholders’ equity	430,483	513,490
Noncontrolling interest	37,668	40,908
Total equity	468,151	554,398
Total liabilities and equity	$1,082,452	$1,194,797

KRATON PERFORMANCE POLYMERS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Years ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$1,210	$(975)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66,242	63,182
Amortization of debt premium	(164)	(153)
Amortization of debt issuance costs	2,223	7,389
(Gain) loss on property, plant and equipment	314	(52)
Impairment of long-lived assets	4,731	—
Impairment of spare parts inventory	430	—
Earnings from unconsolidated joint venture, net of dividends received	80	(108)
Deferred income tax benefit	(2,523)	(15,546)
Share-based compensation	10,475	7,894
Decrease (increase) in:
Accounts receivable	13,005	(1,158)
Inventories of products, materials and supplies	(15,883)	11,246
Other assets	(6,437)	179
Increase (decrease) in:
Accounts payable-trade	(35,368)	14,944
Other payables and accruals	(30)	934
Other long-term liabilities	(3,849)	3,384
Due to related party	(4,598)	14,296
Net cash provided by operating activities	29,858	105,456
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(66,398)	(69,143)
KFPC purchase of property, plant, and equipment	(44,277)	(11,937)
Purchase of software and other intangibles	(3,710)	(5,125)
Settlement of net investment hedge	—	(2,490)
Net cash used in investing activities	(114,385)	(88,695)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	39,000	40,000
Repayments of debt	(39,000)	(136,875)
Capital lease payments	(6,007)	(2,950)
Contribution from noncontrolling interest	—	41,630
Purchase of treasury stock	(19,383)	—
Proceeds from the exercise of stock options	1,448	741
Debt issuance costs	(485)	(4,794)
Net cash used in financing activities	(24,427)	(62,248)
Effect of exchange rate differences on cash	(13,100)	(1,807)
Net decrease in cash and cash equivalents	(122,054)	(47,294)
Cash and cash equivalents, beginning of period	175,872	223,166
Cash and cash equivalents, end of period	$53,818	$175,872
Supplemental disclosures
Cash paid during the period for income taxes, net of refunds received	$10,724	$8,885
Cash paid during the period for interest, net of capitalized interest	$22,396	$23,543
Capitalized interest	$3,198	$4,180
Supplemental non-cash disclosures
Property, plant and equipment accruals	$5,375	$8,757
Asset acquired through capital lease	$7,033	$2,950

KRATON PERFORMANCE POLYMERS, INC. DETAIL ON CASH FLOW AND DEBT (Unaudited) (In millions)
	Three months ended December 31, 2014			Year ended December 31, 2014
	Kraton	KFPC	Consolidated	Kraton	KFPC	Consolidated
Operating activities	$49.8	$(1.2)	$48.6	$40.5	$(10.6)	$29.9
Investing activities	$(19.8)	$(10.5)	$(30.3)	$(70.1)	$(44.3)	$(114.4)
Financing activities	$(18.7)	$—	$(18.7)	$(23.9)	$(0.5)	$(24.4)
Foreign currency impact	$(5.8)	$(2.3)	$(8.1)	$(9.7)	$(3.4)	$(13.1)
Beginning cash	$40.3	$22.0	$62.3	$109.1	$66.8	$175.9
Ending cash	$45.8	$8.0	$53.8	$45.8	$8.0	$53.8
Debt	$351.9	$—	$351.9	$351.9	$—	$351.9
Net Debt	$306.1	$(8.0)	$298.1	$306.1	$(8.0)	$298.1

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Gross profit	$44,090	$58,610	$237,067	$225,832
Add (deduct):
Restructuring and other charges (a)	93	135	651	218
Production downtime (b)	(1,518)	—	9,905	3,506
Impairment of spare parts inventory (c)	430	—	430	—
Spread between FIFO and ECRC	15,763	7,276	9,255	30,737
Adjusted gross profit	$58,858	$66,021	$257,308	$260,293

(a)	Severance expenses and other restructuring related charges.

(b)
In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility. In 2013, production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation. The fourth quarter of 2014 reflects a reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs.

(c)	Impairment of spare parts inventory associated with the coal-burning boilers which are planned for decommissioning in 2015.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three months ended December 31,		Years ended December 31,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Net income (loss) attributable to Kraton	$(17,430)	$4,899	$2,419	$(618)
Net loss attributable to noncontrolling interest	(351)	(175)	(1,209)	(357)
Consolidated net income (loss)	(17,781)	4,724	1,210	(975)
Add:
Interest expense, net	5,927	5,522	24,594	30,470
Income tax expense (benefit)	1,713	(8,259)	5,118	(3,887)
Depreciation and amortization expenses	16,612	16,529	66,242	63,182
EBITDA	6,471	18,516	97,164	88,790
Add (deduct):
Retirement plan charges (a)	399	—	399	—
Restructuring and other charges (b)	2,300	572	2,953	815
Transaction and acquisition related costs (c)	763	7,105	9,585	9,164
Impairment of long-lived assets (d)	4,731	—	4,731	—
Impairment of spare parts inventory (e)	430	—	430	—
Production downtime (f)	(1,732)	—	10,291	3,506
KFPC startup costs (g)	571	—	1,911	—
Non-cash compensation expense (h)	2,007	1,532	10,475	7,894
Spread between FIFO and ECRC	15,763	7,276	9,255	30,737
Adjusted EBITDA	$31,703	$35,001	$147,194	$140,906

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general and administrative expenses.

(b)	Severance expenses and other charges which are primarily recorded in selling, general and administrative expenses.

(c)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.

(d)
$2.4 million related to engineering and design assets for projects we determined were no longer economically viable; $1.4 million related to information technology and office assets associated with fourth quarter restructuring activities; and $0.9 million related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which are planned for decommissioning in 2015 which is recorded in cost of goods sold.

(f)
In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which $9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling general and administrative expenses. In 2013, production downtime at our Belpre, Ohio facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold. The fourth quarter of 2014 reflects a reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(h)
For the three months and year ended December 31, 2014, $1.7 million and $9.0 million was recorded in selling, general, and administrative expenses, $0.2 million and $0.9 million was recorded in research and development expenses, and $0.1 million and $0.6 million was recorded in cost of goods sold. Prior to the second quarter 2013, all non-cash compensation expenses were recorded in selling, general and administrative expenses. For the three months and year ended December 31, 2013, $1.3 million and $7.1 million was recorded in selling, general, and administrative expenses, $0.1 million and $0.5 million was recorded in research and development expenses, and $0.1 million and $0.3 million was recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three months ended December 31, 2014				Three months ended December 31, 2013
	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	$(16,068)	$1,713	$(351)	$(0.54)	$(3,535)	$(8,259)	$(175)	$0.15
Retirement plan charges (a)	399	8	—	0.01	—	—	—	—
Restructuring and other charges (b)	2,300	78	—	0.07	572	46	—	0.02
Transaction and acquisition related costs (c)	763	15	—	0.03	7,105	—	—	0.22
Impairment of long-lived assets (d)	4,731	95	—	0.14	—	—	—	—
Impairment of spare parts inventory (e)	430	9	—	0.01	—	—	—	—
Production downtime (f)	(1,732)	(35)	—	(0.05)	—	—	—	—
KFPC startup costs (g)	571	96	238	0.01	—	—	—	—
Change in valuation allowance (h)	—	(84)	—	—	—	10,065	—	(0.31)
Spread between FIFO and ECRC	15,763	239	—	0.48	7,276	2	—	0.22
Adjusted Earnings (Loss)	$7,157	$2,134	$(113)	$0.16	$11,418	$1,854	$(175)	$0.30

	Year ended December 31, 2014				Year ended December 31, 2013
	Income Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS	Income (Loss) Before Income Tax	Income Taxes	Noncontrolling Interest	Diluted EPS
GAAP Earnings (Loss)	$6,328	$5,118	$(1,209)	$0.07	$(4,862)	$(3,887)	$(357)	$(0.02)
Retirement plan charges (a)	399	8	—	0.01	—	—	—	—
Restructuring and other charges (b)	2,953	204	—	0.08	815	74	—	0.02
Transaction and acquisition related costs (c)	9,585	192	—	0.29	9,164	—	—	0.28
Impairment of long-lived assets (d)	4,731	95	—	0.14	—	—	—	—
Impairment of spare parts inventory (e)	430	9	—	0.01	—	—	—	—
Production downtime (f)	10,291	135	—	0.31	3,506	—	—	0.11
KFPC startup costs (g)	1,911	325	793	0.02	—	—	—	—
Change in valuation allowance (h)	—	1,769	—	(0.05)	—	10,065	—	(0.31)
Settlement of interest rate swap (i)	—	—	—	—	697	—	—	0.02
Write-off of debt issuance cost (j)	—	—	—	—	5,065	—	—	0.16
Spread between FIFO and ECRC	9,255	64	—	0.28	30,737	(3)	—	0.94
Adjusted Earnings (Loss)	$45,883	$7,919	$(416)	$1.16	$45,122	$6,249	$(357)	$1.20

(a)	Charges associated with the termination of the defined benefit restoration pension plan, which are primarily recorded in selling, general and administrative expenses.

(b)	Severance expenses and other charges which are primarily recorded in selling, general and administrative expenses.

(c)	Primarily professional fees related to the terminated Combination Agreement with LCY, which are recorded in selling, general and administrative expenses.

(d)
$2.4 million was related to engineering and design assets for projects we determined were no longer economically viable; $1.4 million was related to information technology and office assets associated with fourth quarter restructuring activities; and $0.9 million was related to other long-lived assets.

(e)	Impairment of spare parts inventory associated with the coal-burning boilers which are planned for decommissioning in 2015 which is recorded in cost of goods sold.

(f)
In 2014, weather-related production downtime at our Belpre, Ohio, facility and an operating disruption from a small fire at our Berre, France, facility, of which $9.9 million is recorded in cost of goods sold and $0.4 million is recorded in selling general and administrative expenses. In 2013, production downtime at our Belpre, Ohio, facility, in preparation for the installation of natural gas boilers to replace the coal-burning boilers required by the MACT legislation, which is recorded in cost of goods sold. The fourth quarter of 2014 reflects a reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs.

(g)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general and administrative expenses.

(h)	Income tax (expense) benefit related to a portion of the change in our valuation allowance for deferred tax assets.

(i)	Interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.

(j)	Interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended December 31, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$276,039	$—		$—	$276,039
Cost of goods sold	231,949	996	(a)	(15,763)	217,182
Gross profit	44,090	(996)		15,763	58,857
Operating expenses:
Research and development	7,634	(16)	(b)		7,618
Selling, general and administrative	25,337	(3,711)	(c)		21,626
Depreciation and amortization	16,612	—			16,612
Impairment of long-lived assets	4,731	(4,731)	(d)		—
Total operating expenses	54,314	(8,458)		—	45,856
Earnings of unconsolidated joint venture	83	—			83
Interest expense, net	5,927	—			5,927
Income (loss) before income taxes	(16,068)	7,462		15,763	7,157
Income tax expense	1,713	182	(e)	239	2,134
Consolidated net income (loss)	(17,781)	7,280		15,524	5,023
Net income (loss) attributable to noncontrolling interest	(351)	238	(f)		(113)
Net income (loss) attributable to Kraton	$(17,430)	$7,042		$15,524	$5,136
Earnings (loss) per common share:
Basic	$(0.54)	$0.22		$0.48	$0.16
Diluted	$(0.54)	$0.22		$0.48	$0.16
Weighted average common shares outstanding:
Basic	31,907	31,907		31,907	31,907
Diluted	31,907	32,160		32,160	32,160

(a)
$1.5 million reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs, partially offset by $0.1 million in restructuring and other charges and $0.4 million in impairment of spare parts inventory.

(b)	Charges associated with the termination of the defined benefit restoration pension plan.

(c)
$2.2 million in restructuring and other charges, $0.8 million in transaction costs, $0.4 million of charges associated with the termination of the defined benefit restoration plan, and $0.6 million in KFPC startup costs, partially offset by a $0.2 million reduction of production downtime costs related to a partial insurance recovery and change in total estimated costs.

(d)	Impairment of engineering, information technology, office, and other long-lived assets.

(e)	Valuation allowance and tax effect of other adjustments.

(f)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended December 31, 2013
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$290,362	$—		$—	$290,362
Cost of goods sold	231,752	(135)	(a)	(7,276)	224,341
Gross profit	58,610	135		7,276	66,021
Operating expenses:
Research and development	8,242	—		—	8,242
Selling, general and administrative	32,010	(7,542)	(b)	—	24,468
Depreciation and amortization	16,529	—		—	16,529
Total operating expenses	56,781	(7,542)		—	49,239
Earnings of unconsolidated joint venture	158	—		—	158
Interest expense, net	5,522	—		—	5,522
Income (loss) before income taxes	(3,535)	7,677		7,276	11,418
Income tax expense (benefit)	(8,259)	10,111	(c)	2	1,854
Consolidated net income (loss)	4,724	(2,434)		7,274	9,564
Net loss attributable to noncontrolling interest	(175)	—		—	(175)
Net income (loss) attributable to Kraton	$4,899	$(2,434)		$7,274	$9,739
Earnings (loss) per common share:
Basic	$0.15	$(0.07)		$0.22	$0.30
Diluted	$0.15	$(0.07)		$0.22	$0.30
Weighted average common shares outstanding:
Basic	32,111	32,111		32,111	32,111
Diluted	32,439	32,439		32,439	32,439

(a)	Restructuring and other charges.

(b)	$7.1 million in transaction costs and $0.4 million in restructuring and other charges.

(c)	Valuation allowance and tax effect of other adjustments.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Year Ended December 31, 2014
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$1,230,433	$—		$—	$1,230,433
Cost of goods sold	993,366	(10,986)	(a)	(9,255)	973,125
Gross profit	237,067	10,986		9,255	257,308
Operating expenses:
Research and development	31,370	(16)	(b)	—	31,354
Selling, general and administrative	104,209	(14,567)	(c)	—	89,642
Depreciation and amortization	66,242	—		—	66,242
Impairment of long-lived assets	4,731	(4,731)	(d)	—	—
Total operating expenses	206,552	(19,314)		—	187,238
Earnings of unconsolidated joint venture	407	—		—	407
Interest expense, net	24,594	—		—	24,594
Income before income taxes	6,328	30,300		9,255	45,883
Income tax expense	5,118	2,737	(e)	64	7,919
Consolidated net income	1,210	27,563		9,191	37,964
Net income (loss) attributable to noncontrolling interest	(1,209)	793	(f)	—	(416)
Net income attributable to Kraton	$2,419	$26,770		$9,191	$38,380
Earnings per common share:
Basic	$0.07	$0.82		$0.28	$1.18
Diluted	$0.07	$0.81		$0.28	$1.16
Weighted average common shares outstanding:
Basic	32,163	32,163		32,163	32,163
Diluted	32,483	32,483		32,483	32,483

(a)	$9.9 million in production downtime, $0.7 million in restructuring and other charges, and $0.4 million in impairment of spare parts inventory.

(b)	Charges associated with the termination of the defined benefit restoration pension plan.

(c)
$9.6 million in transaction costs, $2.3 million in restructuring and other charges, $1.9 million related to KFPC startup costs, $0.4 million of charges associated with the termination of the defined benefit restoration plan, and $0.4 million in production downtime.

(d)	Impairment of engineering, information technology, office, and other long-lived assets.

(e)	Valuation allowance and tax effect of other adjustments.

(f)	KFPC startup costs.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Year Ended December 31, 2013
	As Reported	Other Adjustments		FIFO TO ECRC Adjustment	Adjusted
Revenue	$1,292,121	$—		$—	$1,292,121
Cost of goods sold	1,066,289	(3,724)	(a)	(30,737)	1,031,828
Gross profit	225,832	3,724		30,737	260,293
Operating expenses:
Research and development	32,014	—		—	32,014
Selling, general and administrative	105,558	(9,761)	(b)	—	95,797
Depreciation and amortization	63,182	—		—	63,182
Total operating expenses	200,754	(9,761)		—	190,993
Earnings of unconsolidated joint venture	530	—		—	530
Interest expense, net	30,470	(5,762)	(c)	—	24,708
Income (loss) before income taxes	(4,862)	19,247		30,737	45,122
Income tax expense (benefit)	(3,887)	10,139	(d)	(3)	6,249
Consolidated net income (loss)	(975)	9,108		30,740	38,873
Net loss attributable to noncontrolling interest	(357)	—		—	(357)
Net income (loss) attributable to Kraton	$(618)	$9,108		$30,740	$39,230
Earnings (loss) per common share:
Basic	$(0.02)	$0.28		$0.95	$1.21
Diluted	$(0.02)	$0.28		$0.94	$1.20
Weighted average common shares outstanding:
Basic	32,096	32,096		32,096	32,096
Diluted	32,096	32,357		32,357	32,357

(a)	$3.5 million in production downtime and $0.2 million in restructuring and other charges.

(b)	$9.2 million in transaction costs and $0.6 million in restructuring and other charges.

(c)
$5.1 million write-off of debt issuance costs and $0.7 million related to the termination and settlement of an interest rate swap agreement associated with replacing and refinancing our previous credit facility.

(d)	Valuation allowance and tax effect of other adjustments.

KRATON PERFORMANCE POLYMERS, INC. QUARTERLY REVENUE BY PRODUCT GROUP (Unaudited) (In thousands)
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
Performance Products	$167,852	$183,974	$180,122	$146,982	$678,930
Specialty Polymers	108,346	110,463	98,742	94,884	412,435
Cariflex	35,363	29,242	39,959	34,032	138,596
Other	95	88	148	141	472
Total	$311,656	$323,767	$318,971	$276,039	$1,230,433

	Q1 2013	Q2 2013	Q3 2013	Q4 2013	FY 2013
Performance Products	$199,484	$194,951	$195,533	$172,971	$762,939
Specialty Polymers	113,287	110,073	102,940	85,709	412,009
Cariflex	27,029	29,244	28,231	31,499	116,003
Other	307	275	405	183	1,170
Total	$340,107	$334,543	$327,109	$290,362	$1,292,121

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	FY 2012
Performance Products	$245,636	$221,131	$210,624	$173,371	$850,762
Specialty Polymers	138,380	124,588	107,580	93,712	464,260
Cariflex	22,645	29,805	24,193	29,255	105,898
Other	1,652	232	238	80	2,202
Total	$408,313	$375,756	$342,635	$296,418	$1,423,122

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